Exhibit 99.1

Contango ORE, Inc. Announces Earnings and Updated Operations For the Year Ended June 30, 2016

HOUSTON--(BUSINESS WIRE)--August 25, 2016--Contango ORE, Inc. (“CORE” or the “Company”) (OTCQB: CTGO) announced today that it filed its Form 10-K for the year ended June 30, 2016 with the Securities and Exchange Commission.

The Company reported a net loss of $1.2 million or $0.31 per basic and diluted share for the year ended June 30, 2016 compared to a loss of $3.6 million or $0.94 per basic and diluted share for the same period last year.

The Company substantially reduced its net loss in 2016 as compared to 2015, because in 2016, all exploration expenses were incurred by its joint venture, Peak Gold, LLC, with Royal Alaska, LLC, a wholly-owned subsidiary of Royal Gold, Inc., for the exploration and development of its Peak Zone gold ore deposit as well as other new delineated gold bearing areas on its Tetlin properties, near Tok, Alaska.

The following table shows the most recent significant intercepts drilled on the project for which assay results have not been previously released. Sample intervals are calculated using 0.5 grams per tonne (gpt) lower cut off for gold with no internal waste less than cutoff grade that is greater than 3 meters in thickness. Intercepts shown are drill intercept lengths. True width of mineralization is unknown. The data below includes 8 new drill holes from TET16242 and TET1248 and their locations are shown on the accompanying base map:

Zone	Drill Hole	From (meters)	To (meters)	Interval (meters)	Au_gpt	Au_gpt x Interval
North Peak	TET16242	19.38	25.45	6.07	2.72	16.51
North Peak	TET16242	31.04	34.41	3.37	5.72	19.28
North Peak	TET16242	37.58	63.93	26.35	5.55	146.24
North Peak	TET16242	151.88	152.58	0.70	3.86	2.70
North Peak	TET16242	156.00	157.25	1.25	3.17	3.96
North Peak	TET16243	10.93	12.30	1.37	14.95	20.48
North Peak	TET16243	15.85	21.55	5.70	4.30	24.51
North Peak	TET16243	25.82	34.29	8.47	3.99	33.80
North Peak	TET16243	39.68	57.19	17.51	4.97	87.02
North Peak	TET16243	99.42	104.70	5.28	2.60	13.73
North Peak	TET16244	35.08	51.00	15.92	11.74	186.90
North Peak	TET16244	62.14	67.55	5.41	2.05	11.09
North Peak	TET16244	76.60	87.06	10.46	2.58	26.99
North Peak	TET16245	43.11	46.02	2.91	0.63	1.83
North Peak	TET16245	50.36	52.65	2.29	1.21	2.77
North Peak	TET16245	63.55	71.74	8.19	2.16	17.69
North Peak	TET16245	83.27	86.11	2.84	2.60	7.38
North Peak	TET16246	90.80	92.49	1.69	2.18	3.68
North Peak	TET16246	126.39	128.51	2.12	0.90	1.91
North Peak	TET16247	14.31	16.56	2.25	1.56	3.51
North Peak	TET16247	61.30	66.74	5.44	3.97	21.60
North Peak	TET16247	71.78	74.18	2.40	0.67	1.61
North Peak	TET16247	77.39	83.97	6.58	1.22	8.03
North Peak	TET16247	107.49	108.58	1.09	3.18	3.47
North Peak	TET16247	137.78	145.02	7.24	1.96	14.19
North Peak	TET16248	9.38	10.75	1.37	9.29	12.73
North Peak	TET16248	13.83	22.89	9.06	5.02	45.48
North Peak	TET16248	30.78	36.56	5.78	1.79	10.35
North Peak	TET16248	43.22	45.96	2.74	10.62	29.10
North Peak	TET16248	52.75	57.73	4.98	5.53	27.54
North Peak	TET16248	61.23	72.02	10.79	4.05	43.70

Brad Juneau, CEO, commented, “Drilling operations are ongoing and we expect to receive more assays in the next few weeks. The Company will present at the Denver Gold Forum on September 19, 2016.”

CORE HOLES DRILLED ON TETLIN PROJECT

About CORE

CORE is a Houston-based company that engages in the exploration in Alaska for gold and associated minerals through Peak Gold, LLC, its joint venture company with Royal Gold, Inc. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by CORE; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; and the possibility that government policies may change or governmental approvals may be delayed or withheld, including the inability to obtain any mining permits. Additional information on these and other factors which could affect CORE’s exploration program or financial results are included in CORE’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

CONTACT:
Contango ORE, Inc.
Brad Juneau, 713-877-1311
 www.contangoore.com